EXHIBIT 19.1

TPCO HOLDING CORP.

INSIDER TRADING POLICY

Effective Date: January 15, 2021

1. Introduction

TPCO Holding Corp. (the “Company”) encourages all its employees, officers and directors to become shareholders of the Company on a long-term investment basis. Since Company Personnel (as defined below) may, from time to time, become aware of important corporate developments, significant plans or other material information before such matters are made public, the Company has established this Insider Trading Policy (this “Policy”) to assist such individuals in complying with the applicable securities, criminal and other applicable laws and stock exchange rules relating to “insider trading”, “tipping” and “recommending” (each as defined below). This Policy is also intended to help the Company’s Reporting Insiders (as defined below) comply with additional securities law obligations.

In particular, each of the following is against the law, may expose applicable individuals to criminal, quasi-criminal, and regulatory prosecution or civil lawsuits, can harm their reputation, and/or could result in the termination of their employment or appointment with the Company:

(a)

trading securities of the Company while in possession of information (i) that has not been generally disclosed and (ii) the disclosure of which would reasonably be expected to have a significant effect on the market price or value of any of the Company’s securities or that could affect the decision of a reasonable investor to buy, sell or hold any of the Company’s securities (known as “insider trading”);

(b)	subject to limited exceptions described in this Policy, disclosing such information to a third party before it has been generally disclosed (known as “tipping”); or

(c)

subject to limited exceptions described in this Policy, recommending or encouraging a third party to purchase or sell the Company’s securities while in possession of such information (known as “recommending”).

Such actions can also be expected to result in a lack of confidence in the market for the Company’s securities, harming both the Company and its shareholders (for which Company Personnel could be held accountable).

The procedures and restrictions set forth in this Policy are only a general framework, designed to assist Company Personnel in understanding and not engaging in insider trading, tipping or recommending, or otherwise being perceived as having violated such prohibitions under law. However, Company Personnel have the ultimate responsibility for complying with applicable laws and should obtain additional guidance, including independent legal advice, as may be appropriate for their own circumstances, recognizing that their actions will be viewed after the fact and with the benefit of hindsight.

The Company’s Board of Directors (the “Board”) will designate one or more individuals from time to time as Insider Trading Policy Administrators for the purpose of administering this Policy. At the date hereof, the designated “Insider Trading Policy Administrator” is the Chief Legal Officer. This Policy has been reviewed and approved by the Board and will be reviewed periodically by the Company’s Nomination and Governance Committee. Any amendments to this Policy will be subject to approval by the Board.

2. Application

2.1 Persons that are Subject to this Policy

The following persons are required to observe and comply with this Policy:

(a)	all directors, officers and employees of the Company or its subsidiaries; and

(b)	partnerships, trusts, corporations, RRSPs and similar entities over which any of the above-mentioned individuals exercise control or direction.

For the purposes of this Policy, the persons listed above are collectively referred to as “Company Personnel”.

Company Personnel should also be aware that while this Policy only applies to the foregoing persons, the laws underlying the procedures and restrictions set forth in this Policy are also generally applicable to, among others, associates of Company Personnel (such as family members who reside in the same home as any Company Personnel), persons retained by or engaged in business or professional activity with or on behalf of the Company or any of its subsidiaries (such as a consultant, independent contractor or adviser), and further insiders of the Company (such as 10% shareholders and their directors and officers) and, where applicable, Company Personnel may also be held responsible for actions by such persons.

2.2 Trades that are Subject to this Policy

Under this Policy, all references to trading in securities of the Company include:

(a)

any sale or purchase of securities of the Company, provided that the exercise of stock options or settlement of share units granted under the Company’s equity incentive plan will not be considered to be a trade to which this Policy applies (unless such exercise of options occurs on a “cashless” basis), but any sale of shares received pursuant to such exercise or settlement (including to fund any related tax obligations) will constitute a trade to which this Policy applies; and

(b)

any derivatives-based or other transaction, agreement, arrangement or understanding, or material amendment or termination thereof, that has the effect of altering Company Personnel’s economic exposure to the Company and would be required to be reported in accordance with applicable laws or regulations (including National Instrument 55-104 – Insider Reporting Requirements and Exemptions, Part XXI of the Securities Act (Ontario) and the guidance in Staff Notice 55-312 – Insider Reporting Guidelines for Certain Derivative Transactions (Equity Monetization)).

3. Inside Information

“Inside Information” means:

(a)

a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of the securities of the Company (which includes any decision to implement such a change by the Board or by senior management who believe that confirmation of the decision by the Board is probable);

(b)	a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Company; or

(c)	any information that could affect the decision of a reasonable investor to buy, sell or hold securities of the Company,

in each case, which has not been generally disclosed to the public. Inside Information is considered to be “generally disclosed” when it has been publicly disclosed in a manner calculated to effectively reach the marketplace and public investors have been given a reasonable amount of time to analyze the information. Disclosure of this information will most often occur by way of press release, but may be disclosed by other means in accordance with the Company’s Disclosure Policy. Examples of information that may constitute Inside Information are set out in Schedule “A” attached hereto.

It is the responsibility of any Company Personnel contemplating a trade in securities of the Company (or any discussion concerning the Company or its securities) to determine prior to such trade (or discussion) whether he or she is aware of any information that constitutes Inside Information. It is not always clear what information constitutes Inside Information and may depend on each particular circumstance. If in doubt, the individual should consult with an Insider Trading Policy Administrator. In addition, Section 6 of this Policy requires that certain Company Personnel pre-clear trades in securities of the Company.

4. Prohibition Against Trading on Inside Information

Company Personnel with the knowledge of Inside Information must not trade in securities of the Company until:

(a)

completion of one full trading day after the Inside Information is first publicly disclosed (e.g., by press release) in a manner calculated to effectively reach the marketplace (for example if public disclosure is made before the commencement of trading on day 1, the prohibition applies until the commencement of trading on day 2, while if public disclosure is made after the commencement of trading on day 1 (including after the end of trading on day 1), the prohibition applies until the commencement of trading on day 3); or

(b)

the Inside Information ceases to be material and Company Personnel are so advised by the Insider Trading Policy Administrators (e.g. a potential transaction that was the subject of the information is abandoned).

In addition, Company Personnel must not make any trades in securities of the Company during the blackout periods described in Section 7 of this Policy.

5. Prohibition Against Speculating, Short-Selling and Hedging

Certain types of trades in securities of the Company by Company Personnel can raise particular concerns about potential breaches of applicable securities law or that the interests of the persons making the trade are not aligned with those of the Company. Company Personnel are therefore prohibited at any time from, directly or indirectly, undertaking any of the following activities:

(a)

speculating in securities of the Company, which may include buying with the intention of quickly reselling such securities, or selling securities of the Company with the intention of quickly buying such securities (other than in connection with the acquisition and sale of shares issued under the Company’s equity incentive plan or any other Company benefit plan or arrangement);

(b)	buying the Company’s securities on margin or holding Company securities in a margin account (since such securities could be sold without the account holder’s “consent” in the event of a margin call);

(c)	short selling a security of the Company or any other arrangement that results in a gain only if the value of the Company’s securities declines in the future;

(d)	selling a “call option” giving the holder an option to purchase securities of the Company;

(e)	buying a “put option” giving the holder an option to sell securities of the Company; and

(f)

purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in the market value of securities of the Company (or equivalents such as share units, the value of which is derived from equity securities of the Company) held, directly or indirectly, by such Company Personnel, including equity securities granted as compensation.

6. Trading Pre-Clearance

To assist each of the Company Personnel specified below in avoiding any trade in securities of the Company that may contravene or be perceived to contravene applicable securities laws, these individuals are required to notify, and obtain written pre-clearance from, an Insider Trading Policy Administrator of any proposed trade of securities of the Company before effecting the trade in order to confirm that there is no Inside Information:

(a)

Company Personnel who are “Reporting Insiders” of the Company (as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions) (i.e., Company Personnel who are required to report their insider trading activities on the electronic filing system known as SEDI);

(b)	any employee who reports directly to the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer;

(c)	a member of the finance staff; and

(d)	an individual that is notified by the Insider Trading Policy Administrators that the individual’s trades in securities of the Company will be subject to pre-clearance in accordance with this Policy.

Notification is required not only for trades by the foregoing Company Personnel, but also for any proposed trades by any other person if such Company Personnel has control or direction over such securities (for example, if such Company Personnel has the authority to direct the sale or acquisition of Company securities by a personal holding company, spouse or minor children).

Such pre-clearance must be requested by completing the trade notice set out in Schedule “B” (the “Trade Notice”) to this Policy and sending it by email to the Insider Trading Policy Administrators. Such a request must be made sufficiently far in advance of the date of the proposed transaction in order to allow the Insider Trading Policy Administrators to properly consider the request. If any Company Personnel who has requested pre-clearance for a proposed trade as required by this Policy and has not received such pre-clearance from an Insider Trading Policy Administrator by the date of the proposed transaction, the Company Personnel may not proceed with such trade.

If any Company Personnel has any doubt with respect to whether they are subject to trade pre- clearance, they should contact the Insider Trading Policy Administrators.

7. Restrictions on Trading of Company Securities

From time to time, including on a regularly scheduled basis, as discussed below, the Company will impose a “blackout period” in which all, or certain identified Company Personnel, are prohibited from any trading in Company securities.

7.1 Scheduled Blackout Periods

No Company Personnel shall trade in securities of the Company during the period commencing on the 15th day of the last month of each fiscal quarter and ending upon completion of one full trading day following the date on which a press release has been issued in respect of the Company’s interim or annual financial statements (otherwise known as a “blackout period”). For example if the press release is issued before the commencement of trading on day 1, the prohibition applies until the commencement of trading on day 2, while if the press release is issued after the commencement of trading on day 1 (including after the end of trading on day 1), the prohibition applies until the commencement of trading on day 3.

An Insider Trading Policy Administrator will circulate a reminder of the scheduled blackout period on or about the first day of the blackout period.

Notwithstanding the above, Company Personnel are never permitted to trade with knowledge of any Inside Information, regardless of whether or not there is a blackout period in effect.

7.2 Extraordinary Blackout Periods

Additional blackout periods may be prescribed from time to time by the Insider Trading Policy Administrators or the Board at any time at when it is determined there may be Inside Information concerning the Company that makes it inappropriate for all or certain of the Company Personnel to be trading. In such circumstances, the Insider Trading Policy Administrators will issue a notice instructing the affected individuals not to trade in securities of the Company until further notice. This notice will contain a reminder that the fact that there is a restriction on trading may itself constitute Inside Information or information that may lead to rumours and must be kept confidential.

7.3 No Standing Orders or Discretionary Authority

In order to avoid inadvertent conflict with this Policy and contravention of applicable securities laws, Company Personnel should not place standing orders (e.g., “limit” orders) with a broker to trade in Company securities, unless such instructions are made in compliance with securities laws and guidance concerning automatic trading plans and the applicable Company Personnel has informed the Company of any such automatic trading plan prior to its implementation. Standing orders leave Company Personnel without any control over the timing of the transaction, which could be executed by the broker when the Company Personnel is aware of Inside Information. Similarly, Company Personnel are also cautioned not to provide others (such as brokers) with discretion to make purchases or dispositions of Company securities on behalf of Company Personnel, as for securities law purposes such trades are considered to be those of the Company Personnel.

7.4 Discretionary Exemptions

Individuals subject to a blackout period who wish to trade securities of the Company may apply to an Insider Trading Policy Administrator for an exemption from this Policy which permits them to trade securities of the Company during the blackout period, including through use of an automatic securities disposition plan that complies with applicable securities laws. Any such request should describe the nature of and reasons for the proposed trade. The Insider Trading Policy Administrator will consider such requests and inform the individual that has made the requested whether or not the proposed trade may be made (or plan entered into). Such individual may not make any such trade until they have received the specific approval from an Insider Trading Policy Administrator.

8. Prohibitions Against Tipping and Recommending

Company Personnel are prohibited from communicating Inside Information to any person (including a spouse, child, parent, sibling or other relative or friend of the Company Personnel), unless such disclosure is:

(a)	in the necessary course of the Company’s business;

(b)	compelled by law; or

(c)	otherwise, made in accordance with the Company’s Disclosure Policy.

In order for Company Personnel to be permitted to communicate Inside Information in the necessary course of the Company’s business:

(a)	the disclosing Company Personnel must ensure that the person receiving such information:

(i)

must first enter into a confidentiality agreement in favour of the Company (which should contain, among other things, an acknowledgement by the recipient of the requirements of applicable securities laws relating to such recipient trading securities with knowledge of a material fact or material change in respect of the Company that has not been generally disclosed and to such recipient disclosing information to another person or company such material fact or material change); or

(ii)

understands their legal obligations with respect to Inside Information and there must be no ground for the disclosing Company Personnel to believe that the Inside Information will be used or disclosed contrary to applicable law by the person receiving such information; and

(b)	the disclosure must be made pursuant to the proper performance by such Company Personnel of their duties on behalf of the Company.

Subject to the above, Inside Information is to be kept strictly confidential by all Company Personnel until after it has been generally disclosed to the public. Discussing Inside Information within the hearing of, or leaving it exposed to, any person who has no need to know is to be avoided at all times.

Company Personnel with knowledge of Inside Information shall not recommend or encourage any other person to trade in the securities of the Company, regardless of whether the Inside Information is specifically communicated by Company Personnel to such person.

If any Company Personnel has any doubt with respect to whether any information is Inside Information or whether disclosure of Inside Information, or recommending or encouraging trading in Company securities, is in the necessary course of business, the individual is required to contact an Insider Trading Policy Administrator.

9. Securities of Other Companies

In the course of the Company’s business, Company Personnel may obtain information about another publicly-traded issuer that has not been generally disclosed by that other issuer to the public, including such an issuer in respect of which the Company is considering or evaluating whether, or proposing, to (a) make a take-over bid, (b) become a party to a reorganization, amalgamation, merger, arrangement or similar business combination or (c) acquire a substantial portion of the property. The restrictions set out in this Policy apply to all Company Personnel with respect to trading in the securities of another issuer while in possession of such information, communicating such information to any person, and recommending or encouraging any person to trade in securities of such another publicly-traded issuer, whether such issuer’s securities are publicly-traded within Canada or otherwise.

10. Reporting Requirements

The directors, certain officers and certain other employees of the Company and its subsidiaries are “Reporting Insiders” under applicable securities laws. Reporting Insiders are required to file reports (generally within five calendar days) of any direct or indirect beneficial ownership of, or control or direction over, securities of the Company and of any change in such ownership, control or direction with Canadian securities regulatory authorities pursuant to the electronic filing system known as SEDI. In addition, Reporting Insiders must also file reports in respect of interest in, or right or obligation associated with, a related financial instrument (i.e., a derivative) involving a security of the Company, as well as any monetization transaction, secured loan with recourse limited to securities of the Company, or similar arrangement, trade or transaction that changes the Reporting Insider’s economic exposure to or interest in securities of the Company, which may not necessarily involve a purchase or sale.

The Company will assist any Reporting Insider in the preparation and filing of insider reports upon a timely request, however, it is the responsibility of each Reporting Insider (and not the Company or its advisers) to comply with these reporting requirements. Reporting Insiders are required to provide the Insider Trading Policy Administrators with a copy of any insider report completed by the Reporting Insider concurrent with or in advance of its filing.

Some officers of the Company or its subsidiaries may be eligible to be exempted by applicable securities law from the requirements to file insider reports.

A person that is uncertain as to whether they are a Reporting Insider of the Company or whether they may be eligible to be exempted from these requirements should contact an Insider Trading Policy Administrator. Reporting Insiders who are exempted from these requirements remain subject to all of the other provisions of applicable securities law and this Policy.

11. Penalties and Civil Liability

11.1 Insider Trading, Tipping and Recommending Prohibitions

The applicable securities laws that impose insider trading, tipping and recommending prohibitions also impose substantial penalties, regulatory sanctions and civil liability for any breach of those prohibitions, namely, depending on the violation:

(a)	fines of up to $5,000,000 and four times the profit made or loss avoided;

(b)	prison sentences for a term not exceeding 10 years for insider trading, and five years for tipping or recommending;

(c)	civil liability for compensation to the seller or purchaser of the relevant securities for damages as a result of the trade; and

(d)	public interest orders such as trading bans and bans against acting as a director or officer of a public issuer and acting as or becoming a registrant.

Where a company is found to have committed an offence, the directors, officers and supervisory Company Personnel of the company may be subject to the same or additional consequences.

11.2 Insider Trade Reporting

Failure to file an accurate insider report within the required time period is also an offence under securities laws and may result in one or more of the following:

(a)	the imposition of a late filing fee;

(b)	the Reporting Insider being identified as a late filer on a public database of late filers maintained by certain securities regulatory authorities;

(c)

the issuance of a cease trade order that prohibits the Reporting Insider from directly or indirectly trading in or acquiring securities or related financial instruments of the applicable issuer or any publicly-traded issuer in Canada until the failure to file is corrected or a specified period of time has elapsed; or

(d)	in appropriate circumstances, enforcement proceedings.

12. Enforcement

All directors, officers and employees of the Company and its subsidiaries will be provided with a copy of this Policy. It is a condition of their appointment or employment that each of these persons at all times abide by the standards, requirements and procedures set out in this Policy unless a written authorization to proceed otherwise is received from an Insider Trading Policy Administrator. Any such person who violates this Policy may face disciplinary action up to and including termination of his or her employment or appointment with the Company for cause, without notice. The violation of this Policy may also violate certain securities laws, corporate law and/or criminal laws. If it appears that a director, officer or employee may have violated such laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

* * * * * * *

Should you have any questions or wish for additional information concerning the above, please contact an Insider Trading Policy Administrator.

This Insider Trading Policy is intended as a component of the flexible governance framework within which the Board, assisted by its committees, supervises the management of the business and affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Articles, it is not intended to establish any legally binding obligations.

SCHEDULE “A”

Common Examples of Potential Inside Information

The following examples are not exhaustive.
-	proposed major reorganizations, amalgamations, or mergers
-	proposed significant public or private sale of additional securities
-	planned significant repurchases or redemptions of securities
-	planned stock splits or offerings of warrants or rights to buy shares
-	proposed share consolidation, share exchange, or stock dividend
-	proposed significant acquisitions or dispositions of assets or subsidiaries
-	proposed significant acquisitions of other companies
-	bankruptcy or receivership
-	changes to executive management or control of the company
-	commencement of, or developments in, material legal proceedings or regulatory matters
-	proposed listing or de-listing of company securities on a quotation system or exchange
-	pending change in the company’s auditors
-	results of the submission of matters to a vote of securityholders
-	borrowing or lending of a significant amount of money outside the ordinary course of business
-	defaults under material obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors
-	significant new credit arrangements
-	any other development that significantly affects or is expected to significantly affect the company’s financial condition, financial performance, cash flows or objectives

SCHEDULE “B”

Trade Notice

TO:	Insider Trading Policy Administrators

RE:	TPCO Holding Corp. Insider Trading Policy

I propose to cause or direct the [acquisition/disposition] of securities of TPCO Holding Corp. (the “Company”) in the amount of up to                                              (the “Proposed Trade”).

In accordance with the Company’s Insider Trading Policy (the “Policy”), I hereby certify that:

1.	I have read and understand the Policy.

2.	I do not have knowledge of Inside Information (as defined in the Policy) which has not been generally disclosed.

3.	I agree that the Proposed Trade will not be completed until pre-clearance is received from an Insider Trading Policy Administrator designated under the Policy (as evidenced by their signature below).

4.

I agree that if pre-clearance is received for the Proposed Trade, it will, unless otherwise specified, be effective until the conclusion of the fifth trading day following the day on which pre-clearance is granted (“Trading Window”). If the Proposed Trade is not completed within such time, I acknowledge that it will be necessary to reapply for pre-clearance.

5.

I understand that the Trading Window may be “closed” at any time at which it is determined there may be Inside Information concerning the Company that makes it inappropriate for Company personnel to be trading. I understand that the fact that the Trading Window has been “closed” is itself Inside Information that should not be disclosed to or discussed with anyone.

6.	I understand that if pre-clearance is denied, that fact is itself Inside Information that should not be disclosed to or discussed with anyone.

DATED: , 20
Applicant Name: Applicant Title:

PRE-CLEARED ON , 20

Name: Title: